Date:	December 28, 2006
To:	Keith Williams
Cc:	Joe Levesque
From:	Doug Hemer
Subj:	Severance Benefits

In connection with your termination of employment effective the end of this year resulting from our disposition of the Dallas operation, we will provide you with the following severance benefits:

1.	We will pay you one year’s salary ($150,000) over two years in equal payments on our regular payroll days commencing the first payroll day in January 2007.

2.
We will continue to fund the employer portion of your medical, dental and life insurance coverages for two years, or until you are in another group plan. While you are on COBRA, we will deduct our standard employee premium share from your severance payments under (1) above. After COBRA we will add to the severance payments under (1) above the amount of our standard COBRA premium less our standard employee premium share. For dental, we will work with you to subsidize whatever dental insurance works best for you.

3.	We are amending your outstanding options to be exercisable through December 31, 2007 (except that your options granted May 2, 2002 will expire on May 2, 2007).